Exhibit 99.1

10/30/2003

Contacts:

Investors:  Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com
Media:  Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

INTERMUNE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

— Third Quarter revenues in line with Wall Street estimates —
 — Full-year 2003 revenue and operating expense guidance confirmed —
— 2004 Operating expenses forecasted to be below 2003 operating expense guidance —

BRISBANE, Calif., October 30, 2003 — InterMune, Inc. (Nasdaq: ITMN) today announced results from operations for the third quarter and nine months ended September 30, 2003.

For the third quarter of 2003, InterMune recorded total net product sales of $38.2 million, compared to $30.2 million for the same quarter in 2002, an increase of 26%.  Net sales of the Company’s lead product Actimmune® (interferon gamma-1b) for the third quarter of 2003 were $35.0 million, compared to $28.5 million in the same period of 2002, an increase of 23%.

“I am pleased that we are on track to meet our 2003 revenue forecasts and operating expense guidance,” said Dan Welch, InterMune’s CEO and President.  “The third quarter represented an active transition phase for InterMune.  We have continued to focus our resources on our core pulmonary and hepatology franchises.  In accord with that focus, we are performing a detailed budget review and based on that review, the management team and I are committed to running the business in 2004 with lower operating expenses than in 2003.  Detailed financial guidance for 2004 will be provided on our fourth quarter and year-end conference call at the end of January.”

The net loss for the third quarter of 2003 was $34.5 million, or $1.09 per share, compared to a net loss of $43.5 million, or $1.39 per share, for the third quarter of 2002.  The net loss for the third quarter of 2003 included the recognition of milestone-based liabilities totaling $10.4 million, or $0.33 per share, primarily due to Eli Lilly and Company, for the completion of the Company’s oritavancin Phase III clinical trial for complicated skin and skin structure infections and $4.8 million, or $0.15 per share, recognized as an impairment charge for Amphotec® / Amphocil® (amphotericin B cholesteryl sulfate complex for injection) (Amphotec).  Excluding the recognition of the milestone-based liabilities and the impairment charge, the non-GAAP net loss for the third quarter of 2003 was $19.3 million, or $0.61 per share. The net loss for the third quarter 2002, included a one-time payment to Eli Lilly of $15.0 million, or $0.48 per share, related to Eli Lilly’s election to exercise an option to buy-down the royalty on oritavancin. Excluding the one-time payment to Eli Lilly, the non-GAAP net loss for the third quarter of 2002 was $28.5 million, or $0.91 per share.

Cost of goods sold for the third quarter of 2003 was $9.4 million, approximately 25% of net product sales, compared to $6.1 million, or approximately 20% of net product sales, in the same quarter of 2002.  The increase in cost of goods sold reflects a reserve of $1.1 million taken for excess Infergen® (interferon alfacon-1) and Amphotec inventory.

During the third quarter of 2003 InterMune recorded a charge of $4.8 million for the impairment of Amphotec product rights. The impairment charge reduced the remaining carrying value of the intangible asset that the Company recorded in 2001 when it acquired the product.  This impairment charge was taken because Amphotec is not aligned with the Company’s new strategic focus in pulmonology and hepatology.  Consequently, the Company has decided to divest Amphotec and is in the early stages of identifying a partner that has the ability to maximize the value of the asset.

Research and development (R&D) expenses for the quarter ended September 30, 2003 were $28.8 million, compared to $36.7 million for the same quarter in 2002.  The decrease in spending in the third quarter of 2003 is the result of lower spending on the interferon gamma-1b development program, offset in part by increased spending on the oritavancin program.

Selling, general and administrative (SG&A) expenses for the quarter ended September 30, 2003 were $16.8 million, compared to $14.4 million for the same quarter in 2002.  The increase in spending in the third quarter of 2003 primarily reflects spending on marketing programs for the Company’s marketed products and market research for products in development.

Net interest expense for the third quarter of 2003 was $1.5 million, compared to net interest expense of $0.5 million for the same quarter in 2002.  The increase in net interest expense for the third quarter of 2003 was due to a reduction in interest income as a result of substantially lower market interest rates earned on the Company’s portfolio in the quarter and a lower average portfolio balance.

Results for the nine months ended September 30, 2003

InterMune also reported results of operations for the nine months ended September 30, 2003.  The Company recorded net product sales of $114.3 million for the nine months ended September 30, 2003, an increase of 57% over the same period in 2002.  Actimmune sales for the first nine months of 2003 were $106.0 million, compared to $68.8 million for the first nine months of 2002, an increase of 54%.

The net loss for the nine months ended September 30, 2003 was $73.7 million, or $2.33 per share.  This compares to a net loss for the same period last year of $118.7 million, or $3.92 per share.  The net loss for the nine months ended September 30, 2003 included the recognition of milestone-based payments and liabilities totaling $12.2 million, or $0.38 per share.  The $12.2 million milestone-based payments and liabilities includes $10.4 million, or $0.33 per share, primarily due to Eli Lilly for the completion of the Company’s oritavancin Phase III clinical trial for complicated skin and skin structure infections and a total of  $1.8 million, or $0.05 per share, to Amgen Inc. and Nektar Therapeutics related to performance milestones the Company achieved in its PEG-Alfacon program.  The net loss also included $4.8 million, or $0.15 per share, recognized as an impairment charge for Amphotec. Excluding the charges related to oritavancin and PEG-Alfacon program milestones and Amphotec impairment in 2003, the non-GAAP net loss for the nine months ended September 30, 2003 was $56.8 million, or $1.80 per share. The net loss for the nine months ended September 30, 2002 included payments to Eli Lilly of $15.0 million, or $0.50 per share, related to Eli Lilly’s election to exercise an option to buy down the royalty on oritavancin, and $18.8 million, or $0.62 per share, to Marnac, Inc., for the acquisition of pirfenidone. Excluding the one-time payments to Eli Lilly and Marnac, the non-GAAP net loss for the nine-month period in 2002, was $85.0 million or $2.80 per share.

Cost of goods sold for the nine months ended September 30, 2003 was $27.1 million, approximately 24% of net product sales, compared to $16.2 million, or approximately 22% of net product sales, for the same period in 2002.  The increase in cost of goods sold includes reserves of $1.2 million taken for excess Infergen and Amphotec inventory.

During the nine months ended September 30, 2003 InterMune recorded a charge of $4.8 million for the impairment of Amphotec product rights. The impairment charge reduced the remaining carrying value of the intangible asset that the Company recorded in 2001 when it acquired the product.  This impairment charge was taken because Amphotec is not aligned with the Company’s new strategic focus in pulmonology and hepatology.  Consequently, the Company has decided to divest Amphotec and is in the early stages of identifying a partner that has the ability to maximize the value of the asset.

R&D expenses for the nine months ended September 30, 2003 were $89.1 million compared to $89.8 million for the same period ended September 30, 2002.  The decrease in spending in 2003 is the result of lower spending on the interferon gamma-1b development program, offset in part by increased spending on the oritavancin program and PEG-Alfacon program.

SG&A expenses were $48.0 million and $47.2 million for the nine-month periods ended September 30, 2003 and 2002, respectively.  The increase in spending in 2003 compared to 2002 is a result of increased litigation expenses, offset by lower non-cash compensation charges.

Net interest expense for the nine months ended September 30, 2003 was $4.1 million, compared to net interest expense of $1.7 million for the same period last year.  The increase in net interest expense for 2003 was due to reduced interest income as a result of substantially lower market interest rates earned on the Company’s portfolio and a lower average portfolio balance for the period.

At September 30, 2003, the Company’s cash, cash equivalents and available-for-sale securities totaled $236.8 million.

2003 Financial Outlook

InterMune confirmed its revenue guidance for 2003.  The Company projects total net product sales for 2003 to be in the range of $145 to $165 million, with Actimmune net sales projected to be in the range of $135 to $150 million.

The Company confirmed R&D expense guidance for 2003, excluding acquired R&D and milestone payments, of $125 to $135 million.  The Company also confirmed SG&A expense guidance for 2003 of between $78 and $82 million, with an expectation that full-year SG&A expenses will be at the lower end of the range.  Based on the projected progress of InterMune’s current development programs, the Company anticipates acquired R&D and milestone payments and liabilities to be approximately $13.0 million for 2003.  The Company also confirmed that gross margin for 2003 is expected to be in the range of 75% to 77%, fluctuating based on actual product mix, but largely driven by the gross margin of Actimmune.

Conference Call and Webcast

The Company’s management will host a conference call on October 30, 2003 at 1:30 p.m. PST to discuss the third quarter financial results.  Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international).  A replay of the webcast and teleconference will be available approximately three hours after the call for two business days. To access the replay, please call 800-642-1687 (U.S.) or 706-645-9291 (international), and enter the conference ID# 3476677.

To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

About InterMune

InterMune is a biopharmaceutical company focused on the development, applied research and marketing of life-saving therapies for pulmonary and hepatic diseases. For additional information about InterMune, please visit www.intermune.com.

Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements indicating that InterMune: (i) is committed to lower operating expenses in 2004 than in 2003; (ii) confirmed its revenue guidance for 2003, projecting total net product sales for 2003 of $145 to $165 million, with Actimmune net sales projected to be $135 to $150 million; (iii) confirmed R&D expense guidance for 2003 of $125 to $135 million, excluding acquired R&D and milestone payments; (iv) confirmed SG&A expense guidance for 2003 of between $78 and $82 million, with an expectation that full-year expenses will be at the lower end of the range; (v) anticipates acquired R&D and milestone payments and liabilities to be approximately $13.0 million for 2003; and (vi) confirmed gross margin for 2003 is expected to be in the range of 75% to 77%, fluctuating based on actual product mix, but largely driven by the gross margin of Actimmune.  All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed in detail under the heading “Risk Factors” and the other risks and factors discussed in InterMune’s Form 10-Q report filed with the SEC on August 14, 2003, and other periodic reports (i.e., 10-K and 8-K) filed with the SEC, which are incorporated herein by reference.  The risks and other factors that follow, concerning the forward-looking statements in this press release, should be considered only in connection with the fully discussed risks and other factors discussed in detail in the 10-Q report and InterMune’s other periodic reports filed with the SEC.  The forward-looking statements in this press release are subject to the risks and uncertainties that include, without limitation, those associated with: (i) a continuing increase in sales of Actimmune for IPF, an indication for which Actimmune has not been approved by the FDA; (ii) regulation by the FDA or other governmental authorities with respect to InterMune’s communications with physicians; (iii) an increase in Infergen sales; (iv) whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) significant regulatory, supply, intellectual property and competitive barriers in various markets, especially in the hepatitis C market; and (vi) the risks and other factors discussed in detail in the Form 10-Q report.

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InterMune, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Product sales
Actimmune, net	$35,048	$28,531	$106,046	$68,841
Other, net	3,138	1,706	8,285	3,806
Total net sales	38,186	30,237	114,331	72,647

Costs and expenses:
Cost of goods sold	9,427	6,095	27,139	16,240
Amortization of product rights	940	1,024	2,820	2,654
Impairment of product rights	4,761	0	4,761	0
Research and development	28,837	36,739	89,092	89,843
Acquired R&D and milestone payments	10,400	15,000	12,150	33,750
Selling, general and administrative	16,833	14,375	47,973	47,195
Total costs and expenses	71,198	73,233	183,935	189,682

Loss from operations	(33,012)	(42,996)	(69,604)	(117,035)

Interest income	921	1,942	3,113	5,689
Interest expense	(2,407)	(2,426)	(7,257)	(7,359)

Net loss	$(34,498)	$(43,480)	$(73,748)	$(118,705)

Basic and diluted net loss per share	$(1.09)	$(1.39)	$(2.33)	$(3.92)
Shares used in calculating basic and diluted net loss per share	31,723	31,261	31,634	30,302

Comparative amounts excluding Acquired R&D and Milestone Payments and Impairment of Product Rights

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net loss	$(34,498)	$(43,480)	$(73,748)	$(118,705)
less: Acquired R&D and milestone payments	(10,400)	(15,000)	(12,150)	(33,750)
less: Impairment of product rights	(4,761)	0	(4,761)	0
Non-GAAP net loss excluding acquired R&D and milestone payments and Impairment of product rights	$(19,337)	$(28,480)	$(56,837)	$(84,955)

Non-GAAP net loss per share	$(0.61)	$(0.91)	$(1.80)	$(2.80)
Shares used in calculating Non-GAAP basic and diluted net loss per share	31,723	31,261	31,634	30,302

InterMune, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	September 30, 2003	December 31, 2002
Cash, cash equivalents and available-for-sale securities	$236,782	$316,411
Other assets	64,225	68,470
Total assets	$301,007	$384,881

Total liabilities	$41,006	$52,663
Convertible subordinated notes	149,500	149,500
Stockholders’ equity	110,501	182,718
Total liabilities and stockholders’ equity	$301,007	$384,881